UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card in connection with the solicitation of proxies for a special meeting of the unitholders of San Juan Basin Royalty Trust.

On October 7, 2016, the Southwest Bank Participants issued the following press release.

*******************************

Southwest Bank Participants Issue Stop, Look and Listen Letter to
Unitholders of San Juan Basin Royalty Trust (SJT)

Urge Unitholders to Look for the WHITE Proxy Card for the Special Meeting of Unitholders

FORT WORTH, TEXAS, October 7, 2016—Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) announced today that they have issued an open letter urging unitholders of the San Juan Basin Royalty Trust (the “Trust” or “SJT”) to STOP, LOOK and LISTEN before taking any action in response to the Trust’s solicitation of proxies for the Trust’s upcoming Special Meeting of Unitholders and to wait until they receive the Southwest Bank Participants’ proxy materials and WHITE proxy card before voting. The complete text of the letter to unitholders follows:

AN IMPORTANT MESSAGE FROM
THE SOUTHWEST BANK PARTICIPANTS
TO
THE UNITHOLDERS OF
SAN JUAN BASIN ROYALTY TRUST (SJT)

Southwest Bank Participants Urge San Juan Basin Royalty Trust Unitholders to Look for
the WHITE Proxy Card for the Special Meeting of Unitholders

Dear San Juan Basin Royalty Trust Unitholder:

At some point in the near future, you may receive a proxy statement and accompanying blue proxy card from the San Juan Basin Royalty Trust (the “Trust”) in connection with the upcoming Special Meeting of Unitholders of the Trust (the “Special Meeting”). The Special Meeting has been called at the request of the holders of more than 22% of the Trust’s outstanding units in order to vote on the proposals made by Southwest Bank and Robert Lansford (the “Southwest Bank Participants”) for the removal of Compass Bank as trustee of the Trust and the nomination and appointment of Southwest Bank as successor trustee (the “Southwest Bank Proposals”). The Trust has not yet set the date, time and location of the Special Meeting, but the Trust has set the record date for the Special Meeting as October 24, 2016. Compass Bank will be asking you to vote against the Southwest Bank Proposals at the Special Meeting.

The Southwest Bank Participants will soon be sending our own definitive proxy materials and a WHITE proxy card with respect to the Special Meeting. We strongly urge you NOT to vote any blue proxy card you may receive from Compass Bank or the Trust, and to wait for and read the Southwest Bank Participants’ proxy materials and WHITE proxy card before you cast your vote in connection with the Special Meeting. We look forward to sharing with you in the coming weeks our views in support of the Southwest Bank Proposals to select the most experienced trustee.

Our proxy solicitor is Okapi Partners. If you have any questions or need further assistance, please contact Okapi Partners toll-free at (877) 279-2311 or by email at info@okapipartners.com.

Thank you very much for your support.

Vernon Bryant
Chairman and Chief Executive Officer
Southwest Bank

Robert Lansford

About Southwest Bank

Proudly serving North Texas for 50 years, Southwest Bank is the largest locally owned, independent bank in Tarrant County. In addition to full-service banking centers in Fort Worth, Dallas, Arlington, Burleson, Grapevine, Mansfield and Saginaw, Southwest Bank maintains mortgage offices in Fort Worth, Dallas and Austin and a royalty trust management office in Dallas. Southwest Bank values its customers and believes in building loyal, lasting relationships through personalized service, honesty and integrity. For more information, visit www.SouthwestBank.com. Member FDIC.

Contacts:	Lee Ann Anderson	Okapi Partners
	Senior Vice President and Senior Trust Administrator	Patrick McHugh/Charles Garske/Lydia Mulyk
	Southwest Bank	(212) 297-0720
	(817) 298-5587	(877) 279-2311 (Toll-Free)

Participants in the Solicitation

Each of Southwest Bank and Robert Lansford (the “Southwest Bank Participants”) are participants in the solicitation of proxies in connection with the Special Meeting of the Unitholders of the Trust (the “Special Meeting”). Information regarding the Southwest Bank Participants and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary proxy statement filed by the Southwest Bank Participants with the Securities and Exchange Commission the (“SEC”) on September 30, 2016.

Additional Information

The Southwest Bank Participants intend to make a filing with the SEC of a definitive proxy statement and the accompanying WHITE proxy card to be used to solicit proxies in connection with the Special Meeting (the “SWB Special Meeting Proxy Statement”). UNITHOLDERS ARE URGED TO READ CAREFULLY THE SWB SPECIAL MEETING PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF UNITHOLDERS FOR USE AT THE SPECIAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROXY SOLICITATION. The SWB Special Meeting Proxy Statement and all other related documents filed by the Southwest Bank Participants with the SEC will be available at no charge on the SEC’s web site at www.sec.gov. Unitholders may also obtain a copy of the SWB Special Meeting Proxy Statement, when filed, without charge, by contacting the Southwest Bank Participants’ proxy solicitor, Okapi Partners, at its toll-free number: (877) 279-2311 or at info@okapipartners.com.

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